Exhibit 10.1

AMENDMENT NO. ONE

TO THE

SEABOARD CORPORATION PENSION PLAN

AS RESTATED AS OF JANUARY 1, 2017

THIS AMENDMENT is made this 31st day of August, 2020, by Seaboard Corporation, a Delaware corporation, with principal offices in Merriam, Kansas, herein referred to as the "Company."

WHEREAS, the Company maintains the Seaboard Corporation Pension Plan, which was last restated, effective January 1, 2017, herein referred to as the "Plan";

WHEREAS, the Company has reserved the right to amend the Plan in Article IX of the Plan; and

WHEREAS, the Company desires to amend the Plan to authorize the commencement of benefit payments in order to satisfy the limitations on benefits under Code section 415 and other applicable qualified retirement plan requirements.

NOW, THEREFORE, the Company hereby amends the Plan as follows effective as of the day and year first written above, except as otherwise noted herein:

1.Section 13.1(f) is added to the Plan document to follow the present Section 13.1(e), reading as follows:

"(f)If as a result of actuarial increases to the benefit of a Participant who delays commencement of benefits beyond Normal Retirement Age the Accrued Benefit of such Participant would exceed the limitations under this Section 13.1 for the limitation year, payment of benefits to such Participant will be suspended in accordance with Section 4.7 of the Plan, if applicable; otherwise, immediately before the actuarial increase to the Participant's benefit that would cause such Participant's benefit to exceed the limitations of this Section 13.1, distribution of the Participant's benefit will commence."

IN WITNESS WHEREOF, Seaboard Corporation has executed this Amendment No. One to the Seaboard Corporation Pension Plan on the 31st day of August, 2020.

SEABOARD CORPORATION
ATTEST:

/s/ David M. Becker	By:	/s/ Robert L. Steer
David M. Becker	Name:	Robert L. Steer
	Title:	President and Chief Executive Officer
(SEAL)